EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of January 17, 2007 (this "Agreement"), by and between Mr. Michael Golden, a resident of the State of Florida (the "Executive"), and Sun American Bancorp., a Delaware corporation and Sun American Bank, a Florida corporation (collectively, the "Company").

R E C I T A L S:

The Company is a bank holding company and has its primary subsidiary as a Florida state banking corporation and other activities in connection with the foregoing (the "Business").

The Company is desirous of continuing to employ the Executive as its Chief Executive Officer and as its Chairman of its Bank Board of Directors, and the Executive desires to be employed by the Company in such position, upon the terms and provisions, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment; Term.

The Company shall employ the Executive, and the Executive shall accept employment by the Company, upon the terms and provisions, and subject to the conditions, of this Agreement.  The term of the Executive's employment hereunder shall commence as of January 1, 2007 and terminate on December 31, 2007 (the "Employment Term"). Unless written notice is given by either party at least 30 days prior to the end of the term, the term of this Agreement will be automatically extended on a year-to-year basis.

2.   Position and Duties.

(a)

The Company shall employ the Executive, and the Executive shall serve, as the Chief Executive Officer and President of Sun American Bancorp and Chairman of the Board of Directors and Chief Executive Officer of Sun American Bank.  The Executive shall be responsible for overseeing and managing the Business, including complete authority and responsibility for the management of the day-to-day business, operations and strategy of the Company and its subsidiaries, subject to the ultimate authority of the Board of Directors of the Company.  The Executive shall have such additional responsibilities or duties with respect to the Company and its subsidiaries, and their respective operations, as may be determined and assigned to the Executive by the Board of Directors of the Company, which responsibilities and duties shall generally be of a nature which may be assigned to the most senior executive of the Company.  The Executive shall report directly to the Board of Directors of the Company.

(b)

During the Employment Term, the Company and its Board of Directors shall cause the Executive to be nominated to be elected as a director to the Company's Board of Directors.

(c)

Nothing in this Agreement shall prohibit the Executive from serving as an officer or director of any entity or business enterprise, or otherwise participating in educational, welfare, social, religious and civic organizations; provided, however, that during the Employment Term, the Executive shall not serve as a director or officer of any entity or business enterprise which engages in a business that competes directly with the Business and Executive shall devote his full time and efforts to his position as the Chief Executive Officer of the Company.

(d)

Nothing in this Agreement shall prohibit the Executive from making any investments in the securities of any entity or business enterprise; provided, however, that during the Employment Term, the Executive shall not make any investments (other than "passive investments" as defined below) in the securities of any entity or business enterprise which engages in a business that competes directly with the Business.  An investment shall be considered a "passive investment" to the extent that such securities (i) are actively traded on a United States national securities exchange, on the NASDAQ National Market System or Small Cap Market System, on the OTC Bulletin Board, or on any foreign securities exchange, and (ii) represent, at the time such investment is made, less than five percent (5%) of the aggregate voting power of such entity or business enterprise.

(e)

The Executive shall perform his duties from his current offices located in Boca Raton, Florida, or at such other location as may be mutually agreed by the Board and the Executive.

3.  Base Salary; Common Stock Bonus; Sale Bonus; Performance Bonus.

(a)

During the Employment Term, the Company shall pay to the Executive an annual base salary as set forth in the 2007 Addendum, attached hereto and made a part hereof.  The Base Salary shall be payable in equal bi-weekly installments during any year of the Employment Term; provided, however, that such payments shall be subject to withholding for applicable taxes and any other amounts generally withheld from compensation paid to salaried senior executives of the Company.

(b)

The Executive shall receive quarterly performance bonuses, stock options and restricted stock as set forth in the 2007 Addendum attached hereto (the "Performance Bonus").

4.  Expense Allowance; Business Expenses.

(a)

During the Employment Period the Executive shall receive a car allowance equal to $900 per month (the “Monthly Allowance”).

(b)

In addition to the Expense Allowance, the Company shall reimburse the Executive for all necessary and reasonable expenses actually incurred or paid by the Executive during the Employment Term in connection with the performance of the Executive's duties and obligations to the Company in accordance with this Agreement, in accordance with the Company's policies from time to time in effect.

5.  Benefits; Indemnification and D&O Insurance.

(a)

During the Employment Term, the Executive may (subject to applicable eligibility requirements) participate in such insurance and health and medical benefits as are generally made available to the senior executives of the Company pursuant to such plans as are from time to time maintained by the Company. The Executive acknowledges that his participation in any benefit plan may require the Executive's co-payment of a periodic premium as a deduction from his salary.  In addition, the Company agrees to continue to pay the premium on the life insurance on Executive’s life payable to his beneficiaries.  The Executive agrees that the Company may purchase key man life insurance on his life with the Company as the beneficiary.

(b)

During each full year of the Employment Term, the Executive shall be entitled to four (4) weeks of vacation.  The Executive shall take vacation at such time or times as the Executive desires based upon the then current business needs and activities of the Company.

(c)

During the Employment Term, the Executive shall be entitled to receive such other benefits as may be provided to other senior executives of the Company, including participation in the Company's 401(k) plan and stock option plan.

(d)

During the Employment Term, the Company shall indemnify the Executive and hold the Executive fully harmless from and against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) which may be incurred by the Executive in connection with the performance of his duties hereunder, to the fullest extent permitted by applicable law and to the extent no less than provided to any other senior executive officer of the Company. .  During the Employment Term and for a period of three (3) years thereafter, the Company shall maintain in full force and effect (and pay all premiums which may be due in respect thereof) directors and officers liability insurance coverage at whatever amount the Company deems reasonable.

6.  Non-Competition.  Except as otherwise provided in this Agreement, during the Employment Term, the Executive shall not, anywhere within the United States of America, directly or indirectly, alone or in association with any other Person, directly or indirectly, (i) acquire, or own in any manner, any interest in any Person that engages in the Business or that engages in any business, activity or enterprise that competes with any aspect of the Business, or (ii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Business.

7.  Protection of Confidential Information.

(a)

The Executive acknowledges that prior to the date hereof the Executive has had access to, and during the course of the Executive's employment hereunder will have access to, significant Confidential Information (as hereinafter defined).  The Executive shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Executive's duties and obligations under this Agreement, and (ii) the Executive shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Executive's duties and obligations under this Agreement.

(b)

"Confidential Information" shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, customer data, files, business secrets and business techniques.  Notwithstanding the foregoing, "Confidential Information" shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Executive, or (ii) is independently acquired or developed by the Executive without violating any of his obligations under this Agreement.

8.  Termination.

(a)

In the event of the death of the Executive during the Employment Term, the Executive's employment hereunder shall automatically terminate as of the date of death; provided, however, that the Executive's estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive's estate or legal representative, as the case may be, (i) the Base Salary owing to the Executive hereunder through the date of death plus Base Salary for the remaining term of this Agreement plus one (1) year period subsequent thereto; (ii) the Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof, through the date of termination.  The Executive shall be entitled to no further payment upon such termination.

(b)

In the event of the Executive's Incapacity (as hereinafter defined), the Company may, in its sole discretion, upon written notice to the Executive, terminate the Executive's employment hereunder upon written notice to the Executive; provided, however, that the Executive or the Executive's legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive or the Executive's legal representative, as the case may be, (i) the Base Salary owing to the Executive hereunder through the date the Executive receives written notice from the Company of his termination due to Incapacity plus Base Salary for the remaining term of this Agreement plus one (1) year period subsequent thereto; (ii) the Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination.  The Executive shall be entitled to no further payment upon such termination. For purposes of this Agreement, "Incapacity" shall mean the Executive's inability to perform his duties and obligations hereunder on account of illness or other impairment for three (3) consecutive months.

(c)

The Company shall have the right to terminate the Executive's employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice to the Executive.  In the event the Executive's employment hereunder is terminated by the Company for Cause, or the Executive voluntarily terminates his employment with the Company prior to the end of the Employment Term upon ninety (90) days prior written notice from the Executive to the Company, the Executive shall be entitled to receive, and the Company shall pay the Executive, (i) the Base Salary owing to the Executive hereunder through the date of termination; (ii) any accrued but unpaid Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination.  The Executive shall be entitled to no further payment upon such termination.  The Executive acknowledges and agrees that each of the factors which comprise the definition of "Cause" constitutes, on an individual basis, adequate and sufficient grounds for termination of the Executive's employment with the Company.  If the Executive voluntarily terminates his employment hereunder, it shall not be deemed a breach of this Agreement by the Executive or a violation of the Executive's duties or obligations hereunder.

(d)

For purposes of this Agreement, "Cause" shall mean:  The term “cause” when utilized herein with respect to the termination of Executive shall include (i) the material breach by Executive of any of the material terms or provisions of this Agreement (provided, however, that if such breach is curable, only after 10 days’ notice in reasonable detail, if not cured), (ii) the willful misconduct of Executive in connection with the performance of his material duties hereunder, or the willful refusal by Executive to perform all or any portion of his material duties and responsibilities required pursuant to this Agreement or (iii) fraud, criminal conduct, material dishonesty or breach of trust or embezzlement by Executive.

(e)

The Company shall have the right to terminate the Executive's employment hereunder without Cause at any time upon thirty (30) days prior written notice to the Executive.  If the Company terminates the Executive's employment hereunder without Cause, the Executive shall be entitled to receive, and the Company shall pay the Executive, in accordance with the Company's regular payroll policy, (i) Base Salary owing to the Executive through date of termination plus Base Salary for the remaining term of this Agreement plus one (1) year period subsequent thereto (the period for which Base Salary shall be owed to the Executive under this Section 11(e)(i) shall be referred to herein as the "Severance Period"); (ii) the Performance Bonus; and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination; and (iv) during the Severance Period, the health, medical insurance and other benefits which are provided to the Executive in Section 5(a) hereunder.  In addition, if the Company terminates the Executive's employment hereunder without Cause, any stock options granted by the Company to the Executive which have not vested or are not yet exercisable shall automatically vest and become immediately exercisable by the Executive commencing on the date of termination and continuing for such period as provided under the respective stock option plan.

(c)

The Executive shall be entitled to terminate his employment with the Company for Good Reason (as hereinafter defined) upon notice to the Company of his intent to so terminate within thirty (30) days after he has actual knowledge of the event giving rise to the notice and the Company fails to cure the condition specified in the Executive's notice to the Company required to be provided by this Section 11(f) within thirty (30) days following such notice.  If the Executive terminates his employment pursuant to this Section 11(f), such termination shall be deemed to be a termination by the Company without Cause, with the same effect and affording to the Executive the same rights and benefits as otherwise provided in this Agreement upon a termination of the Executive's employment by the Company without Cause as provided in Section 11(e) hereof.

(d)

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events:

(i)

the Executive is not retained as Chief Executive Officer of the Company even if the Executive is allowed to continue in the employ of the Company; or

(ii)

the Company materially reduces the Executive's duties and responsibilities hereunder; or

(iii)

the Executive is removed from his position as a member of the Board of Directors of the Company for any reason other than in connection with the Executive's termination for Cause; or

(iv)

the Company fails to perform or observe any of its material obligations to the Executive under this Agreement including, without limitation, by failing to provide or cause the provision of, any compensation or benefits to the Executive that it is obligated to provide hereunder; or

9.  Miscellaneous.

(a)

Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's facsimile machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12(a)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

Sun American Bancorp.

                        Attn: Robert Nichols

                        1200 N. Federal Highway.

                        Suite 111

                        Boca Raton, FL 33432

with a copy to:

Blank, Rome, LLP

Attn: Bruce C. Rosetto, Esq.
1200 Federal Highway
Suite 417
Boca Raton, Florida 33432

If to the Executive, to:

Michael Golden

6455 Enclave Way

Boca Raton, Florida 33496

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12(a).

(b)

Amendment.  This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

(c)

Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

(d)

Waiver.  Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given.  No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 12(a).  No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

10.  Governing Law; Jurisdiction.

(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

(b)

Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida located in Palm Beach County and the federal district court for the Southern District of Florida located in Palm Beach County with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 13(a) hereof.  Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

11.  Binding Effect, No Assignment, etc.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be void and of no force and effect, except (i) assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company.

12.  Third Parties.  Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto (or persons set forth in Section 14), any rights, privileges or remedies under or by reason of this Agreement.

13.  Headings.  The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

14.  Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.  This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SUN AMERICAN BANK

By: /s/ Stephen L. Perrone

      Name:  Stephen L. Perrone

      Title:     Vice-Chairman

SUN AMERICAN BANCORP.

By: /s/ James Partridge

      Name:  James Partridge

      Title:     Chairman

/s/ Michael Golden

Michael Golden

2007 Addendum

Base salary for 2007	$350,000

Bonus compensation minimum(1)	$125,000
annualized

———————

(1)

To be paid $ 31,250 per quarter except for the last quarter which will be determined based upon yearly annualized results. The Compensation Committee may, in its sole discretion, pay such bonus in the event the goals have been substantially met  given the circumstances of the growth of the Bank in all areas, including, but not limited to, number of branches, acceptable ratings in examinations by the State and Federal regulators, etc.  Such goals shall be based upon the Company and Bank’s approved budget for 2007.

Granted options	125,000

Restricted stock	50,000

If the goal is not met in a quarter, no bonus is payable; if a goal is “made up” in the year to date (YTD) numbers then the bonus is payable for the “missed” quarter.  All payments are to be made within 45 days after end of quarter.